Exhibit 10.1


March 7, 2006                                                VIA OVERNIGHT



Mr. Donald Shassian
42 Woodland Drive
Rye Brook, N.Y. 10573

Dear Don:

On behalf of the Senior Leadership Team, I am thrilled to confirm your acceptance of our offer to join the Company as the Chief Financial Officer (CFO) for Citizens Communications. The work location for this position is in Stamford, Connecticut and we will agree on a start date for your employment as soon as possible.

Your total compensation is based upon three components: a base salary of $425,000, an annual incentive target of 100% of base salary (which will be pro-rated for 2006 based on your start date) and long-term incentive compensation in the form of an annual award of restricted shares of an amount determined each year by the Compensation Committee of the Board of Directors. The base salary is paid on a semi-monthly basis. The incentive compensation is earned based upon achieving the goals of the Citizens Incentive Plan, which is paid on an annual basis, generally near the end of the first quarter following the completion and certification of the operating year-end. You will be eligible for the long-term incentive compensation determined in the first quarter of 2007 and each year thereafter.

In addition, you will receive a sign-on grant of 50,000 restricted shares (subject to approval by the Compensation Committee of the Board of Directors) that will vest over a four-year period (25/25/25/25%).

You will also receive two sign-on bonuses. The first is $25,000, less applicable taxes, which will be paid after 30 days of employment. The second sign-on bonus in the amount of $50,000, less applicable taxes, will be paid one year after your start date. In order to receive the second sign-on bonus, you must be actively employed on that date and in good standing.

As the CFO, you will be covered by an Enhanced Severance Benefit in the event of a change in control of the company. The Enhanced Severance Benefit includes two year's salary and bonus target in the event that your position is eliminated, your responsibilities materially change, or your title, base pay or cash incentive target changes for any reason other than cause during a period commencing on the effective date of a change in control and ending on the first anniversary of the date on which a change of control takes place, should that occur.

Mr. Donald Shassian
March 7, 2006
Page 2


This offer is contingent upon the Company's receipt of acceptable results of a standard background check, which has three components: a criminal record check, drug screening and verification of education, employment and credit.

You've already received our New Hire Kit, Background Check Authorization forms, a drug testing form (bring this with you to the drug testing facility), the Citizens Employee Handbook, our Code of Conduct, and key benefits information. Please be advised that your health and welfare benefits will begin on your 30th day of employment. As a Citizens Communications employee, you will be eligible to participate in our full range of benefits.

Don, I am personally excited about the opportunity to work with you. On behalf of Citizens Communications, I look forward to the benefits that your leadership will bring to our business. Please do not hesitate to contact me with any questions regarding this offer.

To acknowledge your acceptance of this offer, please sign the bottom of this offer letter and fax it to me directly at 203-614-4627. Also, please return the original signed offer letter, along with all other required forms, in the enclosed UPS envelope.

Sincerely,



/s/ Cecilia K. McKenney
------------------------
Cecilia K. McKenney
Sr. Vice President
Human Resources


By signing below, I hereby accept Citizens Communications Company's contingent offer of employment. I understand that I will not have a contract of employment with Citizens for a specified period of time. I further agree to abide by the employment policies and procedures established by Citizens.


/s/ Donald R. Shassian                                3/8/06
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Signature (please include middle initial)              Date